UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 29, 2020

(Date of earliest event reported)

Qorvo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421

(Address of principal executive offices)

(Zip Code)

(336) 664-1233

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QRVO	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On September 29, 2020, Qorvo, Inc. (the “Company”) and certain material domestic subsidiaries of the Company (the “Guarantors”) entered into a five-year unsecured senior credit facility pursuant to an amended and restated credit agreement with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), swing line lender and L/C issuer, and a syndicate of lenders (the “Credit Agreement”). The Credit Agreement includes: (i) a $300.0 million senior revolving line of credit (the “Revolving Facility”); and (ii) a $200.0 million senior term loan (the “Term Loan” and, together with the Revolving Facility, the “Credit Facility”). Up to $25.0 million of the Revolving Facility may be used for the issuance of standby letters of credit. Up to $10.0 million of the Revolving Facility may be used for swing line advances (i.e., short-term borrowings made available from the lead lender). The Company may request at any time that the Credit Facility be increased by up to $500.0 million, subject to securing additional funding commitments from the existing or new lenders. The Company’s obligations under the Credit Agreement are jointly and severally guaranteed by the Guarantors. The Credit Facility is available to finance working capital, capital expenditures and other lawful corporate purposes. The proceeds of the Term Loan, together with the net proceeds from the offering of the Notes (as defined below), will be used to redeem all of the Company’s outstanding $900.0 million aggregate principal amount of its 5.50% Senior Notes due 2026 (the “2026 Notes”) and repay the Company’s existing term loan. The Credit Agreement amends and restates that certain credit agreement, dated as of December 5, 2017, as amended, among the Company, certain material domestic subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and a syndicate of lenders.

At the Company’s option, loans under the Credit Agreement will bear interest at (i) the Applicable Rate (as defined in the Credit Agreement) plus the Eurodollar Rate (as defined in the Credit Agreement) or (ii) the Applicable Rate plus a rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of the Administrative Agent, or (c) the Eurodollar Rate plus 1.0% (the “Base Rate”). All swing line loans will bear interest at a rate equal to the Applicable Rate plus the Base Rate. The Eurodollar Rate is the rate per annum equal to the reserve adjusted London Interbank Offered Rate (or a comparable or successor rate), for dollar deposits for interest periods of one, two, three or six months, as selected by the Company. The Applicable Rate for Eurodollar Rate loans ranges from 1.000% per annum to 1.250% per annum and will initially be set at 1.125% per annum until the delivery of the Company’s first compliance certificate to the lenders. The Applicable Rate for Base Rate loans ranges from 0.000% per annum to 0.250% per annum, and will initially be set at 0.125% per annum until the delivery of the Company’s first compliance certificate to the lenders. Undrawn amounts under the Revolving Facility and Term Loan are subject to a commitment fee ranging from 0.150% to 0.200%. Interest for Eurodollar Rate loans will be payable at the end of each applicable interest period or at three-month intervals, if such interest period exceeds three months. Interest for Base Rate loans will be payable quarterly in arrears. The Company will pay a letter of credit fee equal to the Applicable Rate multiplied by the daily amount available to be drawn under any letter of credit, a fronting fee, and any customary documentary and processing charges for any letter of credit issued under the Credit Agreement.

The Credit Agreement contains various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds and avoid an event of default, including financial covenants that the Company must maintain (i) a consolidated leverage ratio not to exceed 3.00 to 1.00 as of the end of any fiscal quarter of the Company, provided that in connection with a permitted acquisition in excess of $300.0 million, the Company’s maximum consolidated leverage ratio may increase on two occasions during the term of the Credit Facility to 3.50 to 1.00, in each case for four consecutive fiscal quarters, beginning with the fiscal quarter in which such acquisition occurs (the “Leverage Ratio”) and (ii) an interest coverage ratio not to be less than 3.00 to 1.00 as of the end of any fiscal quarter of the Company (the “Interest Coverage Ratio”). The Credit Agreement restricts sales and other dispositions of assets, but permits dispositions so long as: (a) the aggregate net book value of all assets transferred in a transaction does not exceed 10% of consolidated total assets and the aggregate net book value of all assets transferred during the term of the Credit Agreement does not exceed 40% of consolidated total assets and (b) the Company is in pro-forma compliance with the Leverage Ratio covenant and the Interest Coverage Ratio covenant.

The Credit Agreement also contains customary events of default. The occurrence of an event of default can result in the exercise of remedies including an increase in the applicable rate of interest by 2.00%, termination of undrawn commitments under the Credit Facility, declaration that all outstanding loans are due and payable and requiring cash collateral deposits in respect of outstanding letters of credit. Outstanding amounts are due in full on the maturity date of September 29, 2025 (with amounts borrowed under the swing line option due in full no later than ten business days after such loan is made), subject to scheduled amortization of the Term Loan principal as set forth in the Credit Agreement prior to the maturity date.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference.

Indenture

On September 29, 2020, the Company completed an offering of $700.0 million aggregate principal amount of its 3.375% Senior Notes due 2031 (the “Notes”). The Notes were sold in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States pursuant to Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of September 29, 2020 (the “Indenture”), by and among the Company, the Guarantors, and MUFG Union Bank, N.A., as trustee (the “Trustee”). The Company intends to use the net proceeds of the offering of the Notes, together with the Term Loan, to redeem all of the outstanding 2026 Notes.

Interest on the Notes will accrue at a rate of 3.375% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 2021. The Notes will mature on April 1, 2031.

At any time prior to April 1, 2026, the Company may redeem all or part of the Notes, at a redemption price equal to 100% of their principal amount, plus a “make whole” premium as of the redemption date, and accrued and unpaid interest. In addition, at any time prior to April 1, 2026, the Company may redeem up to 40% of the original aggregate principal amount of the Notes with the proceeds of one or more equity offerings, at a redemption price equal to 103.375%, plus accrued and unpaid interest. Furthermore, at any time on or after April 1, 2026, the Company may redeem the Notes, in whole or in part, at once or over time, at the specified redemption prices set forth in the Indenture, plus accrued and unpaid interest thereon to the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Indenture contains customary events of default, including, among other things, payment default, failure to provide certain notices thereunder and certain provisions related to bankruptcy events. The Indenture also contains customary negative covenants.

The Notes have not been and will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the Indenture and the Notes in this Report is a summary and is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Report and incorporated herein by reference.

The Company has various relationships with the initial purchasers of the Notes. Certain of the initial purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates. In addition, certain of the initial purchasers, or their respective affiliates, have a lending relationship with the Company. These initial purchasers, or their respective affiliates, have received, and may in the future receive, customary fees and expenses for those services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed pursuant to this Item 2.03 in connection with the matters described under Item 1.01 of this Report is incorporated herein by reference.

Item 8.01.	Other Events.

On September 29, 2020, the Company issued a press release announcing that it had closed its previously announced offering of $700.0 million aggregate principal amount of Notes in a private offering to certain institutions that then resold the Notes (i) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, and (ii) to certain non-U.S. persons in accordance with Regulation S under the Securities Act. A copy of the press release is filed as Exhibit 99.1 to this Report and incorporated herein by reference.

The Company intends to use the net proceeds of the offering of the Notes, together with the Term Loan, to redeem all of the outstanding 2026 Notes. The Company has delivered to the Trustee a Notice of Redemption for all of the outstanding 2026 Notes, at a cash redemption price to be calculated as provided in the 2026 Notes, plus accrued and unpaid interest, to the redemption date of October 16, 2020. Upon completion of the redemption, no 2026 Notes will remain outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of September 29, 2020, among Qorvo, Inc., the Guarantors and MUFG Union Bank, N.A., as Trustee

10.1	Amended and Restated Credit Agreement, dated as of September 29, 2020, by and among Qorvo, Inc., as the Borrower, certain subsidiaries of the Borrower identified therein, as the Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party thereto, and Wells Fargo Bank, National Association, Citibank, N.A., TD Bank, National Association, MUFG Bank, Ltd., PNC Bank, National Association, Bank of the West and Morgan Stanley Bank, N.A., as Co-Syndication Agents

99.1	Press release dated September 29, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:	/s/ Mark J. Murphy
Mark J. Murphy
Chief Financial Officer

Date:    September 29, 2020